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                                    EXHIBIT 1

                ANNOUNCEMENT REGARDING PROPOSED SHARE REPURCHASE

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                              (English Translation)

                                                                    May 15, 2003

To whom it may concern:

                                  WACOAL CORP.
                                  Yoshikata Tsukamoto, President and Director
                                  (Code Number:  3591)
                                  (Tokyo Stock Exchange, First Section)
                                  (Osaka Securities Exchange, First Section)
                                  Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning

                                  (Tel.:  (075) 682-1010)

                      Notice Regarding Repurchase of Shares
         (Repurchase of Shares under Article 210 of the Commercial Code)

          We are pleased to advise you that, at its meeting held on May 15, 2003, the Board of Directors of WACOAL CORP. resolved to include as an agenda item at the General Shareholders' Meeting for the 55th Term to be held on June 27, 2003 the proposed repurchase of its shares as described below pursuant to
Article 210 of the Commercial Code.

1.   Reasons for Repurchase

          To allow flexibility with our capital structure to better respond to changes in the business environment.

2. Details of Repurchase (for the period ending at the conclusion of the General Shareholders' Meeting to be held with respect to the fiscal period which ends after this Board resolution)

         (1)  Type of shares to be repurchased:             Shares of common stock of WACOAL CORP.

         (2)  Aggregate number of shares to be              Up to 5 million shares (3.41% of the total
              repurchased:                                  number of issued and outstanding shares)

         (3)  Aggregate purchase price of shares:           Up to 5 billion yen

         (4)  Schedule for repurchase:                      To be determined by the Board of Directors
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Note:    The above is subject to the approval of the agenda item regarding
         "Repurchase of Shares" at the General Shareholders' Meeting for the
         55th Term to be held on June 27, 2003.

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